Amendment to Estate Preservation Plan



         The section of the Plan entitled "Individual Income
Tax Effect" was amended on March 4, 1993, to read as follows:

         Participants who are subject to U.S. income taxes, plus other participants who are subject to foreign income tax laws that would treat Company-paid premiums as taxable income, will receive a compensation gross-up for any additional income tax liability attributable to any payment by the Company of premiums.

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